EXHIBIT 4.04
AMENDMENT TO INDENTURE
     AMENDMENT TO INDENTURE, dated as of July 14, 2005, by and between Flextronics International Ltd., a Singapore corporation (the “Company”) and J.P. Morgan Trust Company, National Association, as Trustee.
WITNESSETH:
     WHEREAS, the Company and the Trustee entered into the Indenture, dated as of November 17, 2004 (the “Indenture”), relating to the Company’s 6-1/4% Senior Subordinated Notes due 2014;
     WHEREAS, pursuant to Section 9.01(a) of the Indenture, the Company and the Trustee desire to amend the Indenture to cure an omission in the Indenture;
     WHEREAS, the Company has satisfied all the conditions set forth in Article 9 and Sections 11.04 and 11.05 of the Indenture necessary for the execution and delivery of this Amendment to Indenture; and
     WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Amendment to Indenture.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound, the parties to this Amendment to Indenture hereby agree as follows:
SECTION 1. Defined Terms. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
SECTION 2. Amendment to Indenture. The Indenture is hereby amended to cure an omission in the definition of “Pari Passu Debt” in Section 1.01 of the Indenture, so that such definition shall be and read as follows:
“Pari Passu Debt” shall mean (i) any Debt of the Company that is pari passu in right of payment to the Notes, including the Company’s 6-1/2% Senior Subordinated Notes due 2013, the Company’s 9-3/4% Senior Subordinated Notes due 2010 and the Company’s 9-7/8% Senior Subordinated Notes due 2010 and (ii) with respect to any Guarantee of the Notes, Debt which ranks pari passu in right of payment to such Guarantee.
SECTION 3. Indenture Ratified. Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions, and conditions thereof shall be and remain in full force and effect.

SECTION 4. Counterparts. This Amendment to Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
SECTION 5. Incorporation of Indenture. All the provisions of this Amendment to Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended by this Amendment to Indenture, shall be read, taken and construed as one and the same instrument.
SECTION 6. Governing Law. This Amendment to Indenture shall be governed by and construed in accordance with the laws of the State of New York.
SECTION 7. References to Amendment to Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment to Indenture may refer to the Indenture without making specific reference to this Amendment to Indenture, but nevertheless all such references shall include this Amendment to Indenture unless the context otherwise requires.
SECTION 8. Severability. In the event that any provisions of this Amendment to Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 9. Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 required under the Trust Indenture Act of 1939 to be a part of and govern this Amendment to Indenture, the provision of the Trust Indenture Act of 1939 shall control. If any provision hereof modifies or excludes any provision of the Trust Indenture Act of 1939 that pursuant to the Trust Indenture Act of 1939 may be so modified or excluded, the provisions of the Trust Indenture Act of 1939 as so modified or excluded hereby shall apply.
SECTION 10. Trustee Makes No Representation. The Trustee makes no representation as to the validity or adequacy of this Amendment to Indenture or the recitals contained herein.
SECTION 11. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
SECTION 12. Effectiveness. This Amendment to Indenture is intended to cure an omission in the Indenture and shall be effective in all respects as of the original date of the Indenture.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Indenture to be duly executed as of the date first stated above.

FLEXTRONICS INTERNATIONAL LTD.
By:	/s/ Thomas J. Smach
Name:	Thomas J. Smach
Title:	Chief Financial Officer

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Mary Jane Henson
Name:	Mary Jane Henson
Title:	Vice President